Exhibit 99.1

SYRATECH CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
For the Periods from June 3 to December 31, 2005 (Successor Company) and
January 1 to June 2, 2005 (Predecessor Company)

C O N T E N T S

Page
Independent Auditor's Report	1
Consolidated Financial Statements:
Consolidated Balance Sheet	2
Consolidated Statements of Operations	3
Consolidated Statements of Changes in Stockholders' Deficit	4
Consolidated Statements of Cash Flows	5-6
Notes to Consolidated Financial Statements	7-26

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of
Syratech Corporation
East Boston, Massachusetts

We have audited the accompanying consolidated balance sheet of Syratech Corporation (Successor Company) as of December 31, 2005, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the periods from June 3 to December 31, 2005 (Successor Company) and from January 1 to June 2, 2005 (Predecessor Company). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Syratech Corporation and subsidiaries as of December 31, 2005 (Successor Company), and the results of their operations and their cash flows for the periods from June 3 to December 31, 2005 (Successor Company) and from January 1 to June 2, 2005 (Predecessor Company) in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from continuing operations, substantial debt, and recent emergence from Chapter 11 bankruptcy all raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters, including an expected sale of substantially all of its assets and liabilities, are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ VITALE, CATURANO & COMPANY, LTD.

March 8, 2006 (except Notes 1 and 14, as to which the date is April 27, 2006)
Boston, Massachusetts

SYRATECH CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheet
December 31, 2005
(in thousands, except for share data)

Successor Company
ASSETS
Current assets:
Cash	$1,849
Accounts receivable, trade, net of reserves	27,352
Inventories, net	32,673
Prepaid expenses and other	1,532

Total current assets	63,406
Property, plant and equipment, net	9,587
Other assets	121

Total assets	$73,114

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Short-term borrowings	$34,345
Accounts payable	6,701
Accrued liabilities	7,606
Income taxes payable	1,186

Total current liabilities	49,838

Long-term liabilities:
Long-term debt	32,947
Pension and other long-term liabilities	3,236

Total long-term liabilities	36,183

Total liabilities	86,021

Commitments and contingencies (Note 11)
Stockholders' deficit:
Common stock, $0.01 par value, 2,000,000 shares authorized, 405,000
shares issued and outstanding	4
Additional paid-in capital	696
Accumulated deficit	(13,607)

Total stockholders' deficit	(12,907)

Total liabilities and stockholders' deficit	$73,114

See accompanying notes.

SYRATECH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
December 31, 2005
(in thousands, except for share data)

	Successor Company	Predecessor Company (Not comparable to Successor - see Note 1)
	For the Period June 3, 2005 to December 31, 2005	For the Period January 1, 2005 to June 2, 2005
Net sales	$96,971	$39,903

Cost of sales	73,320	30,876

Gross profit	23,651	9,027

Operating expenses:
Selling, general and administrative	20,108	15,726
Amortization of intangible assets	1,214	-
Impairment of intangible assets	9,193	-
Reorganization costs	-	5,807

	30,515	21,533

Loss from operations	(6,864)	(12,506)

Other (income) expenses:
Interest expense	6,301	3,613
Interest income	(8)	(1)
Gain on extinguishment of debt	-	(72,617)
Fresh start adjustments	-	(44,475)

	6,293	(113,480)

Income (loss) from continuing operations before provision for income taxes	(13,157)	100,974
Provision for income taxes	450	92

Income (loss) from continuing operations	(13,607)	100,882

Income from discontinued operations, net of tax	-	287

Net income (loss)	(13,607)	101,169

Accrued preferred stock dividends	-	(662)

Net income (loss) applicable to common stockholders	$(13,607)	$100,507

See accompanying notes.

SYRATECH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders' Deficits
December 31, 2005
(in thousands, except for share data)

	Common Stock		Additional Paid-in	Cumulative Redeemable Preferred Stock			Accumulated Other Comprehensive
	Shares	Amount	Capital	Shares	Amount	Deficit	Income (Loss)	Total
Predecessor Company
(Not comparable to Successor -
see Note 1)
Balance, December 31, 2004	3,784,018	$38	-	18,000	$43,175	$(143,413)	$(269)	$(100,469)
Accrued preferred stock dividend	-	-	-	-	662	(662)	-	-
Comprehensive loss:
Net income	-	-	-	-	-	101,169	-	101,169

Total comprehensive income								101,169

Balance, prior to application of
Fresh Start Accounting	3,784,018	38	-	18,000	43,837	(42,906)	(269)	700
Fresh Start Accounting	(3,379,018)	(34)	696	(18,000)	(43,837)	42,906	269	-

Balance, June 2, 2005	405,000	4	696	-	-	-	-	700

Successor Company
Balance June 3, 2005	405,000	4	696	-	-	-	-	700
Comprehensive loss:
Net loss	-	-	-	-	-	(13,607)	-	13,607)

Total Comprehensive loss								(13,607)

Balance, December 31, 2005	405,000	$4	$696	-	$-	$(13,607)	$-	$(12,907)

See accompanying notes.

SYRATECH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
December 31, 2005
(in thousands, except for share data)

	Successor Company	Predecessor Company
	For the Period June 3, 2005 to December 31, 2005	For the Period January 1, 2005 to June 2, 2005 (Not comparable to Successor - see Note 1)
Cash flows from operating activities:
Net income (loss)	$(13,607)	$101,169
Less - income from discontinued operations	-	(287)

Income (loss) from continuing operations	(13,607)	100,882
Adjustments to reconcile net income (loss) to
net cash used in operating activities:
Non cash interest expense	4,297	-
Depreciation and amortization	3,031	1,536
Pension liability	50	39
Gain on disposal of assets	6	193
Gain on extinguishment of debt	-	(72,617)
Fresh start adjustments	-	(44,475)
Impairment of intangible asset	9,193	-
Amortization of deferred gain	-	(738)
Changes in assets and liabilities:
Accounts receivable	(12,490)	6,243
Inventories	(1,002)	1,168
Prepaid expenses and other	150	(454)
Accounts payable and accrued expenses	(1,092)	578
Income taxes payable	35	(241)
Other assets	815	-
Other liabilities	(545)	-

Net cash used in operating activities
from continuing operations	(11,159)	(7,886)
Net cash provided by operating activities
from discontinued operations	-	3,485

Net cash used in operating activities	(11,159)	(4,401)

Cash flows from investing activities:
Purchases of property, plant and equipment	(593)	(801)
Proceeds from disposal of assets	-	6
Other	(76)	-

Net cash used in investing activities	$(669)	$(795)

See accompanying notes.

SYRATECH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
December 31, 2005
(in thousands, except for share data)

	Successor Company	Predecessor Company
	For the Period June 3, 2005 to December 31, 2005	For the Period January 1, 2005 to June 2, 2005 (Not comparable to Successor - see Note 1)
Cash flows from financing activities:
Net proceeds from revolving loan facilities	$9,838	$8,313

Net cash provided by financing activities	9,838	8,313

Net increase (decrease) in cash and cash equivalents	(1,990)	3,117

Cash and cash equivalents, beginning of period	3,839	722

Cash and cash equivalents, end of period	$1,849	$3,839

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,437	$1,448

Cash paid for income taxes	$1,693	$652

See accompanying notes

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

1.	ORGANIZATION AND BASIS OF PRESENTATION

Syratech Corporation and subsidiaries (the “Company”) was incorporated in Delaware on April 1, 1986. Syratech Corporation and certain of its subsidiaries were reorganized under Chapter 11 of the United States Bankruptcy Code effective June 3, 2005.

The Company designs, manufactures, imports and markets a diverse portfolio of tabletop, giftware and seasonal products, including: stainless steel and sterling silver flatware, sterling silver and silver-plated hollowware, clocks, ornaments, fine porcelain boxes, picture frames and photo albums, glassware, ceramics, lighting, crystal and other products for home decoration.

References in these financial statements to the “Predecessor Company” refer to the Company prior to June 3, 2005. References to the “Successor Company” refer to the Company on and after June 3, 2005 after giving effect to the implementation of “fresh start accounting” in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (“SOP”) 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, (“Fresh Start Accounting”). Due to the bankruptcy reorganization, and resulting Fresh Start Accounting, the Successor Company and Predecessor Company financial statements are not comparable. References to “the Company” are applicable to both the Successor Company and the Predecessor Company.

On February 16, 2005 (the “Petition Date”), the Predecessor Company and two of its subsidiaries, Wallace International de P.R., Inc. and CHI International, Inc., filed a voluntary petition for relief under the Bankruptcy Code in the United States Bankruptcy Court for the District of Massachusetts, Eastern Division (the “Bankruptcy Court”). The Predecessor Company’s other subsidiary, Syratech (H.K.) Ltd., was not a debtor in the bankruptcy, nor was it subject to foreign bankruptcy or insolvency proceedings.

On May 12, 2005 the Predecessor Company’s pre-negotiated Chapter 11 plan of reorganization (the “Reorganization Plan”) was approved by the Bankruptcy Court. The Successor Company emerged from Chapter 11 on June 3, 2005.

On March 8, 2006 the Successor Company entered into an agreement to sell substantially all of its assets and liabilities to Syratech Acquisition Corporation, as the purchaser and Lifetime Brands, Inc. (“Lifetime”). The total sale price is $49,500, consisting of $37,000 in cash and $12,500 in Lifetime common stock. This agreement requires the consent of the holders of the New Senior Notes (Note 4) and the common stockholders. Simultaneously with the sale of net assets, the Revolving Credit Facility (Note 4) will be paid and terminated and the New Senior Notes (Note 4) will be converted into New Common Stock. The sale was completed on April 27, 2006 (see Note 14).

The Company’s recurring losses from continuing operations, substantial debt, and recent emergence from Chapter 11 bankruptcy all raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters includes an expected sale of substantially all of its assets and liabilities.

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

1.	ORGANIZATION AND BASIS OF PRESENTATION …continued

The accompanying financial statements have been prepared as if the Company will continue as a going concern and, as such, do not include any adjustments that may result from the outcome of these uncertainties.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

There were no changes in significant accounting policies between the Predecessor Company and the Successor Company.

Basis of Consolidation

The consolidated financial statements include the accounts of Syratech Corporation and its subsidiaries. Its subsidiaries include: Wallace International de P.R., Inc., CHI International, Inc., and its foreign subsidiary Syratech (H.K.) Ltd. (“Syratech H.K.”). All intercompany balances and transactions have been eliminated.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates include income taxes, long-lived asset impairment, reserves for potentially obsolete and slow moving inventory, reserves for potential bad debts and sales returns and estimated fair values of net assets recorded in Fresh Start Accounting.

Revenue Recognition

Revenue is recognized when significant risks and rewards of ownership are transferred to the buyer, costs can be measured reliably and receipt of the future economic benefits is probable, which is typically when goods are shipped to customers. Additionally, the Company records an allowance for estimated returns, in compliance with Statement of Financial Accounting Standard (“SFAS”) No. 48, Revenue Recognition When Right of Return Exists. The Company provides allowances for estimated doubtful accounts and sales returns based on historical experience and evaluation of specific accounts. Such allowances relating to continuing operations were comprised of the following at December 31, 2005:

Sales returns and allowances	$4,658
Doubtful accounts	1,693

$6,351

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES…continued

Sales Incentive Programs

The Company records incentive rebates provided to certain customers as a reduction of net sales, based on estimates using historical experience.

Shipping and Handling Revenues and Expenses

Shipping and handling costs are accounted for in accordance with the Financial Accounting Standards Board’s (FASB) Emerging Issues Task Force (“EITF”) Issue 00-10, Accounting for Shipping and Handling Fees and Costs. Amounts billed to customers for shipping and handling are recorded in net sales and the related costs are included in cost of sales.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company manages its cash credit risk by maintaining cash and cash equivalents with financial institutions that it believes are financially sound. In regards to accounts receivable, the Company performs ongoing credit evaluations of its customers. The Company sells its products to a multitude of customers in numerous geographical locations.

Customers

Substantially all customers are retailers. Customers in one geographic area do not constitute a significant portion of sales. Sales to one customer did not represent more than 10% of consolidated net sales from operations for the period beginning January 1, 2005 to June 2, 2005, (the “Predecessor Company Period), and the period June 3, 2005 to December 31, 2005, (the “Successor Company Period”). At December 31, 2005, no one customer represented over 10% of net accounts receivable from continuing operations.

Cash Equivalents

Cash equivalents consist of highly liquid investments with original maturities of three months or less when purchased.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (“FIFO”) method. Inventories are shown net of reserves for slow moving inventory.

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES…continued

Property, Plant and Equipment

Purchased property, plant and equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets and over the terms, if shorter, of the related leases, as follows:

Years
Building and improvements	2-40
Tools and dies	2-50
Machinery and equipment	3-10
Other	3-10

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets, primarily property, plant and equipment, when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recoverable. This review is based on the Company’s ability to recover the carrying value of the assets from expected undiscounted future cash flows. If impairment is indicated, the Company measures the loss based on the fair value of the asset using various valuation techniques. If an impairment loss exists, the amount of the loss will be recorded in the consolidated statements of operations. It is possible that future events or circumstances could cause these estimates to change.

Other Assets

Other assets are primarily made up of security deposits.

Advertising Costs

Advertising costs are charged to operations when incurred.

Financial Instruments

The carrying values of cash and equivalents, accounts receivable, accounts payable and borrowings under the revolving credit facility approximate fair value due to the short-term nature of these instruments. At December 31, 2005, the Successor had debt financing in the form of New Senior Notes with a face value of $57,921 (including $2,921 of paid in kind interest). The fair value of the New Senior Notes was estimated to be approximately $32,947 at December 31, 2005 (Notes 3 and 4).

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES…continued

Income Taxes

The Company and CHI International, Inc. file a consolidated federal income tax return. Wallace International de P.R., Inc. files a separate return in accordance with Section 936 of the Internal Revenue Code. The Company uses the liability method of accounting for income taxes. Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. The Company provides for taxes on all undistributed earnings of foreign subsidiaries.

The Company records valuation allowances against net deferred tax assets, if based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. The Company considers, among other available information, uncertainties surrounding the recoverability of deferred tax assets, scheduled reversals of deferred tax liabilities, projected future taxable income, and other matters in making this assessment.

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at year-end exchange rates and income and expense items are translated at the average rates of exchange prevailing during each year. The effects of foreign currency fluctuations on the foreign subsidiaries’ assets and liabilities have been recorded directly to other comprehensive income included as a component of stockholders’ deficit. Gains and losses on foreign currency transactions are included in the consolidated statements of operations and comprehensive income.

Environmental Costs

The Company provides for environmental remediation costs when they meet the requirements set forth in AICPA Statement of Position No. 96-1, Environmental Remediation Liabilities. The Company has a remaining accrual of $400 related to a property sold along with a former business. The amount is primarily the deductible on an environmental insurance policy requested by the buyer. The company believes that this reserve is sufficient and that any additional costs of compliance and clean-up would be immaterial.

Comprehensive Loss

Comprehensive income (loss) includes net income and other comprehensive income. The only items presented in the Company’s consolidated financial statements that are considered other comprehensive income (loss) are cumulative translation adjustments, which are recorded as components of stockholders’ deficit.

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES…continued

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS 151 will have a material effect on its financial position, results of operations or cash flows.

In December 2004, the FASB issued FASB Staff Position (“FSP”) No. 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004. FSP 109-1 clarifies that the manufacturer’s deduction provided for under the American Jobs Creation Act of 2004 should be accounted for as a special deduction in accordance with SFAS 109 and not as a tax rate reduction. The adoption of FSP 109-1 will have no impact on the Company’s results of operations or financial position for fiscal year 2005 because the manufacturer’s deduction is not available to the Company until fiscal year 2006. The Company does not believe the adoption of FSP 109-1 will have a material effect on its financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (SFAS 154), a replacement for APB Opinion No. 20, Accounting Changes (APB 20), and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires voluntary changes in accounting principles be recognized retrospectively to financial statements for prior periods, rather than recognition in the net income of the current period. Retrospective application requires restatements of prior period financial statements as if that accounting principle had always been used. This statement carries forward without change the guidance contained in APB 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. The Company is required to adopt the provisions of SFAS 154 for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005. At this time, the Company does not believe the adoption of this standard will have a material impact on our results of operations.

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

3.	FRESH START ACCOUNTING

The Predecessor Company filed its voluntary Chapter 11 petition with the United States Bankruptcy Court for District of Massachusetts, Eastern Division (the “Court”) on February 16, 2005. In order to fund normal operations during· the bankruptcy case, the Predecessor Company entered into an agreement with a lender, which provided for $45 million of debtor-in-possession financing (the “DIP Facility”) during the case (Note 4).

On May 12, 2005, the Predecessor Company’s pre-negotiated Chapter 11 plan of reorganization (the “Plan”) was approved by the Court.

The Plan was the result of pre-petition negotiations between the Successor and the Noteholders’ Committee. The Plan provided for the continued operations of the Successor after the confirmation of the Plan, with essentially the current operational structure but with a new capital structure. To achieve the new capital structure, the Plan effectively provided for (a) new senior secured financing to be used, among other things, to pay off in full the DIP Facility (Note 4), (b) holders of trade debt and employee-related unsecured debt to be paid in full the allowed amounts of their claims as they would otherwise become due in the ordinary course of business, and holders of other general unsecured claims to be paid in full the allowed amount of their claims on the Effective Date (as defined in the Plan) of the Plan, (c) holders of Senior Notes (as defined in the Plan and in Note 4) and certain other non-trade unsecured debt to share pro rata, in a pool consisting of $55 million in New Senior Notes (as defined in the Plan and in Note 4) to be issued by the Successor and approximately 90% of the common equity of the Successor, subject to dilution as described in the Plan, (d) holders of the outstanding preferred equity interests will receive a pro rata share of warrants for 2.5% of the Successor’s common stock, exercisable when the Successor’s equity value, assuming conversion of the New Senior Notes, exceeds $140 million (the “New Warrants A”), (e) holders of the Successor’s outstanding common equity interests will receive a pro rata share of warrants for 2.5% of the Successor’s common stock, exercisable when the Successor’s equity value, assuming conversion of the New Senior Notes, exceeds $155 million (the “New Warrants B”), and (f) approximately 10% of the common stock of the Successor will be reserved for a management incentive plan. Under the management incentive plan, 25% of the stock vested on the effective date of the Plan, 37.5% will vest over three years, and 37.5% will vest on the basis of certain performance targets.

The Successor Company’s emergence from bankruptcy proceedings on June 3, 2005 resulted in a new reporting entity and adoption of Fresh Start Accounting as of that date in accordance with SOP 90-7. Adjustments in the carrying value of assets and liabilities to fair value in accordance with the provisions of SOP 90-7 and Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, have been included in the results of operations of the Predecessor Company.

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

3.	FRESH START ACCOUNTING...continued

The following reflects the implementation of the Plan and the adjustments recorded to the Company’s assets and liabilities to reflect the implementation of the Plan and the adjustments of such assets and liabilities to fair value at June 3, 2005, based upon the Company’s reorganization value.

Reorganization adjustments resulted primarily from the:

(a)	Forgiveness of the Company’s pre-petition senior debt;

(b)	Compromise of certain liabilities approved in the Plan;

(c)	Issuance of new common stock and new senior debt pursuant to the Plan;

(d)	Elimination of deferred financing costs associated with debtor in possession financing and pre-petition senior debt; and

(e)	Elimination of certain deferred gains in accordance with SOP 90-7.

In addition to the adjustments as required by the Plan the Company determined the fair values of its assets, liabilities (including debt) and the fair value of the Successor Company’s equity. The estimated fair value of the equity was determined by independent appraisal.

The table on page 15 reflects reorganization adjustments for the discharge of indebtedness, issuance of new securities and Fresh Start Accounting adjustments and the resulting Successor Company consolidated balance sheet.

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

	Predecessor Company	Discharge of Indebtedness	Issuance of New Securities	Fresh Start Adjustments	Successor Company
		(A)	(B)	(C)
ASSETS
Current assets:
Cash	$3,839	$-	$-	$-	$3,839
Accounts receivable, trade, net of reserves	14,862	-	-	-	14,862
Assets held for sale	815	-	-	-	815
Inventories	31,671	-	-	-	31,671
Prepaids and other	2,386	(704)		-	1,682

Total current assets	53,573	(704)	-	-	52,869
Property and equipment, net	10,817	-	-	-	10,817
Intangible assets	-	-	-	10,407	10,407
Other assets	1,095	(1,050)	-	-	45

	$65,485	$(1,754)	$-	$10,407	$74,138

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$24,742	$(235)	$-	$-	$24,507
Accounts payable	4,351	-	-	-	4,351
Accrued liabilities	13,711	-	-	(1,714)	11,997
Accrued interest	10,865	(10,865)	-	-	-
Income taxes payable	1,174	-	-	-	1,174
Deferred gain	1,778	-	-	(1,778)	-

Total current liabilities	56,621	(11,100)	-	(3,492)	42,029

Long-term liabilities:
Long-term debt, net of current portion	118,271	(63,271)	-	(26,350)	28,650
Pension and other long-term liabilities	2,759	-	-	-	2,759
Deferred gain	4,226	-	-	(4,226)	-

Total long-term liabilities	125,256	(63,271)	-	(30,576)	31,409

Total liabilities	181,877	(74,371)	-	(34,068)	73,438

Stockholders' equity:
Preferred stock	43,836	-	(43,836)	-	-
Common stock	38	-	(34)	-	4
Additional paid-in capital	-	-	696	-	696
Comprehensive and translation	(269)	-	269	-	-
Deficit	(159,997)	72,617	42,905	44,475	-

Total stockholders' deficit	(116,392)	72,617	-	44,475	700

	$65,485	$(1,754)	$-	$10,407	$74,138

(A) —	Elimination of outstanding debt, including Senior Notes and recognition of New Senior Notes; elimination of deferred financing costs

(B) —	Reflects the issuance of New Common Stock and recognition of the reorganization value.

(C) —	Reflects the reduction in liabilities of $1,714 which were compromised, and elimination of current and long-term deferred gains from the sale leaseback of certain properties totaling $6,004. In addition, an intangible asset was recognized to eliminate the remaining deficit in the stockholders equity section totaling $10,407, and the New Senior Notes were reduced to fair value.

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

4.	SENIOR NOTES PAYABLE AND REVOLVING LOAN FACILITIES

Debtor in Possession Financing

In order to fund normal operations during the bankruptcy case, the Predecessor Company entered into an agreement with a lender, which provided for $45 million of debtor-in-possession financing (the “DIP Facility”). The DIP Facility provided for maximum borrowing of $45,000 and included a provision for overadvances. Borrowing under the DIP Facility bore interest, at the Company’s options, at the lender’s Prime Rate plus 100 basis points of the LIBOR rate plus 365 basis points. The term of the DIP Facility expired on the effective date of the plan of reorganization under Chapter 11 of the bankruptcy laws. The DIP Facility of $24,507 was repaid with the proceeds of the Revolving Credit Facility (see below) on June 6, 2005.

Revolving Credit Facility

Upon emergence from Bankruptcy on June 3, 2005 the Successor Company obtained a new Revolving Credit Facility (the “Facility”) and on June 6, 2005 repaid all borrowings under its DIP Facility. The Facility is secured by substantially all of the assets of the Successor and its subsidiaries, and by a pledge of 100% of the outstanding common stock of its domestic subsidiaries and not more than 66% of the stock of its foreign subsidiary. The Facility provides for maximum borrowings of $45,000 and includes a provision for up to $8,000 of borrowings (“Overadvances”) in addition to the amounts allowed by the lender’s advance rates on eligible accounts receivable and inventory. Borrowings under the Facility bear interest, at the Company’s option, at the lender’s Prime Rate plus 100 basis points (8.25% at December 31, 2005) or the LIBOR rate plus 365 basis points (8.035% at December 31, 2005), except Overadvances which bear interest at the Prime Rate plus 425 basis points or the LIBOR rate plus 690 basis points. The term of the Facility expires on June 6, 2007. The Facility contains customary covenants of the Successor and subsidiary borrowers, including but not limited to minimum levels of earnings before interest, income taxes, depreciation, amortization, non-recurring charges, restructuring costs and certain other costs, as defined, (“EBITDAR”), minimum ratios of EBITDAR to fixed charges as defined, maximum capital expenditures, and minimum cash collections of accounts receivable. The Successor Company is also required to maintain certain levels of minimum liquidity consisting of unused borrowing availability plus available cash on-hand varying seasonally from $2,000 to $10,000. The Company was in compliance with all loan covenants at December 31, 2005. The Successor Company paid fees to the lender totaling $385 related to obtaining the Facility recorded as deferred financing costs. At December 31, 2005, $34,345 was outstanding under the Facility and unused borrowing availability net of a $5,000 minimum liquidity requirement was approximately $6,599.

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

4.	SENIOR NOTES PAYABLE AND REVOLVING LOAN FACILITIES…continued

Notes Payable

At December 31, 2004, the Predecessor Company had debt financing with third parties of $118,271 of 11% Senior Notes which were due April 15, 2007 (the “Senior Notes”) and required interest payments to be made semiannually on April 15, and October 15. The Senior Notes were general unsecured obligations of the Predecessor Company and rank pari passu in right of payment with all current and future unsubordinated indebtedness of the Predecessor Company, including borrowings under its Amended and Restated Loan and Security Agreement dated as of March 26, 2004 (the “Credit Agreement”). However, all borrowings under the Credit Agreement were secured by a first priority lien on the accounts receivable and inventory of the Company but not of its Puerto Rico subsidiary and not of its foreign subsidiary. Consequently, the obligations of the Predecessor Company under the Senior Notes were effectively subordinated to its obligations under its Credit Agreement to the extent of such assets. The Senior Notes included financial covenants, which were less restrictive than the covenants contained in the Credit Agreement.

Convertible Senior Notes

On June 2, 2005, the Successor Company issued $55 million aggregate principal amount of Senior Convertible Notes maturing on June 2, 2010 (the “New Senior Notes”) to holders of the Senior Notes and certain other non-trade unsecured debt. The New Senior Notes have a five-year term with interest payable semi-annually on June 15th and December 15th beginning on December 15, 2005. The first four coupon payments, at the option of the Company, are payable at 8% annual interest if paid in cash, or 10% annual interest if paid in kind in additional New Senior Notes (“PIK”). Each one thousand dollar principal amount of New Senior Notes is convertible into 10 shares of common stock as defined in the New Senior Notes Indenture. If 75% or more of the outstanding principal amount of New Senior Notes vote to convert the New Senior Notes into common stock, then all outstanding New Senior Notes shall be automatically converted on the same terms. Conversion is not permitted during any period that the Successor Company makes or has the option of making PIK coupon payments on the New Senior Notes, unless such conversion is agreed to by a majority of the Board of Directors of the Successor Company (including the Co-CEO in his capacity as a director) and by 75% or more of the outstanding principal amount of the New Senior Notes. The New Senior Notes are redeemable at any time at a price equal to 100% of the principal amount then outstanding plus any accrued and unpaid interest. The New Senior Notes are redeemable in part, at any time, in an initial increment of no less than $10 million principal amount in any calendar year, with additional increments of $2.5 million allowed during such calendar year. The New Senior Notes subject to redemption must be redeemed ratably from all holders. The New Senior Notes are secured by liens on all

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

4.	SENIOR NOTES PAYABLE AND REVOLVING LOAN FACILITIES…continued

Convertible Senior Notes…continued

assets and property of the Company, junior only to the liens granted to secure the indebtedness under or provided for in the Company’s Revolving Credit Facility. The Successor Company engaged an outside third party investment bank to value the New Senior Notes of the Successor Company as of date of implementation of Fresh Start Accounting. The investment firm used various methods which resulted in a range of values from $25,700 — $31,600. The Successor Company used the midpoint of the fair value range of $28,650 to value the bonds. The difference between the face value of the New Senior Notes, $55,000, and the determined estimated fair value, $28,650, is due to the stated interest rate of 10% and the implicit interest rate based on the valuation of approximately 24.5%. This difference in interest rates resulted in an original issue discount (“OID”) of $26,350 which will be amortized over the life of the notes.

5.	STOCKHOLDERS’ DEFICIT

Preferred Stock

The liquidation preference of the Cumulative Redeemable Preferred Stock of Predecessor Company prior to bankruptcy was $1,000 per share plus accrued but unpaid dividends. Holders of the Cumulative Redeemable Preferred Stock were entitled, subject to the rights of creditors, in the event of any voluntary or involuntary liquidation of the Company, to an amount in cash equal to $1,000 for each share outstanding plus all accrued and unpaid dividends. The rights of holders of the Cumulative Redeemable Preferred Stock upon liquidation of the Predecessor Company ranked prior to those of the holders of Common Stock.

Dividends on shares of Cumulative Redeemable Preferred Stock were cumulative from the date of issue and were payable when and as declared from time to time by the Board of Directors of the Predecessor Company. Such dividends accrued on a daily basis (whether or not declared) from the original date of issue at an annual rate per share equal to 12% of the original purchase price per share, with such amount compounded annually on each December 31 so that if the dividend was not paid for any year the unpaid amount would be added to the original purchase price of the Cumulative Redeemable Preferred Stock for the purpose of calculating succeeding years’ dividends. At December 31, 2004, $25,175 was accrued. Under the Plan, the outstanding preferred equity interest was cancelled and current holders of the outstanding preferred equity interests received a pro rata share of warrants for 2.5% of the Successor Company’s common stock, exercisable when the Successor Company’s equity value, assuming conversion of the New Senior Notes, exceeds $140 million.

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

5.	STOCKHOLDERS’DEFICIT…continued

New Common Stock

On June 3, 2005, upon emergence from bankruptcy, the Successor Company issued an aggregate of 405,000 shares of new common stock, to the former holders of the Predecessor Company’s Senior Notes and to certain non-trade unsecured debt. Additional common stock authorized of the Successor Company is reserved for a management incentive plan. Under the management incentive plan, the Board of Directors may make grants of shares of the Company’s common stock which shall be 25% vested at the date of grant, and shall vest an additional 25% on each anniversary of the date of the grant. The employment agreements of two of the Company’s officers provide that in the event of their termination there may be partial acceleration of the vesting of any grants made to them under certain conditions. On June 3, 2005 existing preferred equity interests were cancelled and preferred shareholders of the Predecessor Company were issued, on a pro-rata basis, warrants for an additional 10,125 shares of new common stock (“New Warrants A”) exercisable when the Successor Company’s equity value, assuming conversion of the New Senior Notes, exceeds $140,000. Existing common equity interests were also cancelled and common shareholders of the Predecessor Company were issued, on a pro-rata basis, warrants for an additional 10,125 shares of new common stock (“New Warrants B”) exercisable when the Successor Company’s equity value, assuming conversion of the New Senior Notes, exceeds $155,000.

6.	REORGANIZATION EXPENSES

Reorganization expenses for the Predecessor Company period beginning January 1, 2005 to June 2, 2005 were $5,807. There were no such expenses incurred in the Successor Company period.

7.	INVENTORIES

Inventories by major classification at December 31, 2005 consisted of the following:

Raw materials	$1,368
Work-in-process	1,163
Finished goods	30,142

$32,673

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

8.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31, 2005 consisted of the following:

Land and improvements	$15
Buildings and improvements	1,123
Tools and dies	2,998
Machinery and equipment	6,568
Other	1,420

12,124
Less - accumulated depreciation	(2,537)

Property, plant and equipment, net	$9,587

Capitalized interest is not material to the Company’s consolidated financial statements. Commitments for the purchase of property, plant and equipment are not material to the Successor Company’s consolidated financial statements at December 31, 2005.

9.	INCOME TAXES

The provisions for income taxes from continuing operations for the periods January 1 to June 2, 2005 (Predecessor Company) and June 3 to December 31, 2005 (Successor Company) were comprised of the following:

	Successor	Predecessor
Current:
Federal	$-	$-
State	32	23
Foreign	418	69

	450	92

Deferred:
Federal	-	-
State	-	-
Foreign	-	-

	$450	$92

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

9.	INCOME TAXES…continued

The reconciliations between the Successor Company’s and Predecessor Company’s effective income tax rate and the U.S. federal statutory rate from continuing operationsfor the periods from January 1 to June 2, 2005 (Predecessor Company) and June 3 to December 31, 2005 (Successor Company) were as follows:

	Successor	Predecessor
Federal statutory rate	35.00%	35.00%
State taxes, net of federal income tax benefits	(0.51)	0.02
Foreign income taxes (including Puerto Rico)	(6.79)	0.02
Intangible	(13.41)	0.00
Cancellation of Debt Income	-	(38.27)
Valuation Allowance	(21.27)	2.28
Other	3.56	1.04

Effective income tax rate	(3.42)%	0.09%

The components of income from continuing operations before provision for income taxes for the periods from January 1 to June 2, 2005 (Predecessor Company) and June 3 to December 31, 2005 (Successor Company) were comprised of the following:

	Successor	Predecessor
Domestic	$(15,859)	$100,534
Foreign	2,702	440

	$(13,157)	$100,974

In July of 2003 the Predecessor Company filed an application for a new tax grant with the Treasury Department of Puerto Rico which was accepted on July 20, 2004. The Predecessor Company’s grant is effective as of January 1, 2004 and provides for a flat income tax rate of 4%.

SYRATECH CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

9.	INCOME TAXES…continued

The tax effects of significant items comprising the Successor Company’s net deferred tax asset (liability) at December 31, 2005 is as follows:

Accounts receivable	$1,728
Inventory	3,615
Reserves and accruals	1,814
Other deductible amounts	512

7,669
Valuation allowance	(7,669)

Net current deferred tax asset	$-

Property, plant and equipment	$(975)
Capital loss carryforwards	11,619
Deferred compensation	1,418

Net noncurrent deferred tax asset	12,062
Valuation allowance	(12,062)

Net deferred tax asset	$-

The valuation allowances relate primarily to the potential unusable portion of the capital loss and uncertainty of future income. The Company completed the sale of the stock of a subsidiary which resulted in a capital loss and does not expect to generate any capital gains in the future with which to offset this loss.

The Successor Company’s emergence from bankruptcy eliminated its net operating loss carryforwards by approximately $57.7 million and reduced its capital loss carryforwards by approximately $15.7 million.

At December 31, 2005, the Successor Company has available, a capital loss carryforward in the United States of approximately $29,049 which will expire in the year 2009.

10.	EMPLOYEE BENEFIT PLANS

The following information is provided in accordance with the provisions of SFAS No. 132, “Employers’ Disclosures About Pensions and other Postretirement Benefits.”

401(k) Savings Plans

The Company has three 401(k) savings plans (the “Plans”). The Plans cover substantially all the employees of its domestic and Puerto Rican subsidiaries, and are subject to certain minimum age and length of employment requirements. Under two of the Plans, the Company matched 50% of

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

10.	EMPLOYEE BENEFIT PLANS…continued

401(k) Savings Plans…continued

the first five hundred twenty dollars contributed by the participants of the Plan and 30% of the remaining contributions made by the participants to the Plan up to a maximum of 6% of compensation. Under the third Plan , the Company matched 35% of contributions up to 6% of compensation. The Company also has a savings plan established in 1991, covering substantially all employees of the Company’s Hong Kong subsidiary. Under the Hong Kong plan, the Company contributed up to 10% of the participants’ compensation. The Company contributed an aggregate of $231 and $197 to all of these plans for the periods June 3 to December 31, 2005 (Successor Company) and January 1 to June 2, 2005 (Predecessor Company), respectively.

Officers Employment Agreements and Retirement Plan

The Company has employment agreements with certain of its officers. The agreements contain various terms and conditions including a provision for certain officers to receive severance up to two years of base salary upon the occurrence of certain events defined within the agreement.

Agreements with one of the Company’s officers and two former officers provide for retirement benefit payments. Two agreements provide that the benefit payments be based upon two percent of the average total annual compensation (salary and bonus) for the three-year period preceding the executives’ retirement dates multiplied by the number of year’s service. In addition, one of the agreements provides for a 100% survivor benefit for the executive’s spouse. One agreement provides for benefit payments based upon the greater of (i) $75 or (ii) one-half of one percent of the average total annual compensation (salary and bonus) for the three-year period preceding the executive’s retirement dates multiplied by the number of years of service.

Pension expense is determined using assumptions at the beginning of the year. Assumptions used in determining the actuarial present value of the projected benefit obligation include a discount rate of 6% in 2005, and a rate of future increases in benefit compensation of 3%.

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

10.	EMPLOYEE BENEFIT PLANS…continued

Officers Employment Agreements and Retirement Plan...continued

In 2004 the plan experienced a curtailment due to the substantial reduction in expected future services of active employees under the plan. As a result, the plan recognized part of the prior service cost.

Components of net periodic benefit costs:

	Successor	Predecessor
Service costs for benefits earned	$38	$31
Interest cost benefit obligation	92	69
Amortization of prior service costs	-	7

Net periodic pension cost	$130	$107

Change in projected benefit obligation:
Benefit obligation at beginning of year	$2,652	$2,815
Service cost	37	31
Interest cost	92	69
Actuarial loss (gain)	95	(202)
Payments	(86)	(61)

Benefit obligation at end of year	$2,790	$2,652

Funded status as of December 31, 2005:
Funded status		$2,790
Unrecognized gain		19

Net amount recognized		$2,809

The Successor Company expects to pay retirement benefits in each year ended December 31, as following:

2006	$145
2007	140
2008	134
2009	127
2010	121
Thereafter	2,123

$2,790

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

11.	COMMITMENTS AND CONTINGENCIES

The Successor Company and its subsidiaries have various operating lease commitments for buildings and equipment. The lease agreements generally require the Successor Company to pay insurance, real estate taxes, and maintenance costs and contain various renewal options. The future minimum rental payments for all non-cancelable operating leases for each of the next five years and thereafter are as follows:

2006	$3,871
2007	3,573
2008	2,601
2009	668
2010	255

$10,968

Rent expense for operating leases related to continuing operations was approximately $1,793 for the Predecessor Company period ending June 2, 2005, and $2,426 for the Successor Company period ending December 31, 2005.

The Successor Company has certain licensing agreements, which require it to pay minimum guaranteed royalties and advertising expenditures through December 2008 as follows:

2006	$2,520
2007	3,300
2008	3,795

$9,615

The Successor Company was contingently obligated for outstanding letters of credit, trade acceptances and similar instruments aggregating $3,075 as of December 31, 2005.

12.	INTANGIBLES

In connection with the application of SOP 90-7, the Successor Company recognized an intangible asset, related to its sterling silver patterns, totaling $10,407. As required by SFAS 142, “Goodwill and Other Intangible Assets”, the Successor Company amortizes the cost of intangible assets over their estimated useful lives estimated to be 5 years for the sterling silver patterns. Amortization expense totaled $1,214 for the Successor Company period. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Subsequent to year end the Successor Company entered into an agreement to sell substantially all of its assets and certain of its liabilities to a third party (Note 1). As a result, the Successor Company has determined that, based upon the transaction value, the intangible asset was fully impaired and accordingly, the Successor Company recorded an impairment charge of $9,193 as of December 31, 2005.

SYRATECH CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Periods from June 3, to December 31, 2005 (Successor Company)
and January 1 to June 2, 2005 (Predecessor Company)
(in thousands, except share and per share data)

13.	LITIGATION

The Successor Company has been named as a defendant in certain legal actions arising from its normal business activities. The Successor Company carries insurance against liability for certain types of risks. Although the amount of liability that could result from any litigation cannot be predicted, in the opinion of management, management of the Successor Company’s believes that potential liability for all known claims would not have a material adverse effect on the consolidated financial position or results of operations of the Company.

14.	SUBSEQUENT EVENT

On April 27, 2006, Lifetime completed the acquisition of certain assets and liabilities of the Company. At closing, Lifetime paid $42,100 in cash and issued 439,676 shares of Lifetime Common Stock, the equivalent of $12,500. Simultaneous with the sale of net assets, the Revolving Credit Facility was paid and terminated and the Senior Notes were converted into new common stock. The Company is in the process of making liquidating cash distributions to holders of new common stock and will continued to make distributions from time to time. The Company is also in the process of settling all claims against the Company, and will establish a reasonably sufficient reserve to cover any remaining claims of its creditors.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Syratech Corporation:
East Boston, Massachusetts

We have audited the accompanying consolidated balance sheets of Syratech Corporation and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Syratech Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 2, on February 16, 2005, the Company filed for reorganization under Chapter 11 of the Federal Bankruptcy Code.  The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations, the default on its existing senior notes and revolving loan facilities, and its need to obtain additional financing raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 18, 2005

SYRATECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and equivalents	$ 722	$ 1,398
Accounts receivable, net	21,105	29,067
Inventories	32,839	30,608
Deferred income taxes	-	16,613
Prepaid expenses and other	1,932	2,467
Assets of discontinued operations	4,381	27,032

Total current assets	60,979	107,185
Property, plant and equipment, net	11,488	11,191
Other assets, net	1,359	2,185

Total	$ 73,826	$ 120,561

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Senior notes	$ 118,271	$ -
Revolving loan facilities and notes payable	16,429	7,518
Accounts payable	6,437	9,142
Accrued expenses	7,415	11,727
Accrued interest	9,508	2,907
Accrued compensation	1,982	2,539
Accrued advertising	2,028	2,916
Income taxes payable	1,415	325
Deferred gain	1,769	1,990
Liabilities of discontinued operations	1,348	3,006

Total current liabilities	166,602	42,070
Long-term debt	-	118,271
Deferred income taxes	-	6,982
Pension liability	2,720	2,308
Deferred gain	4,973	6,742
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $.01 par value, 500,000 shares authorized; (25,000 shares designated as cumulative redeemable preferred stock, 18,000 shares issued and outstanding, liquidation value of $18,000, includes accrued and unpaid dividends of $25,175
and $20,549 in 2004 and 2003, respectively)	43,175	38,549
Common stock, $.01 par value, 20,000,000 shares
authorized; 3,784,018 shares issued and outstanding	38	38
Deficit	(143,413)	(94,130)
Accumulated other comprehensive loss	(269)	(269)

Total stockholders' deficit	(100,469)	(55,812)

Total	$ 73,826	$ 120,561

See notes to consolidated financial statements

SYRATECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	For the Years Ended December 31,
	2004	2003
Net sales	$150,926	$182,211
Cost of sales	113,310	137,331

Gross profit	37,616	44,880
Selling, general and administrative expenses	45,285	45,901
Asset dispositions, impairment of long-lived assets
and restructuring costs	1,116	586
Reorganization expenses	1,925	-

Operating income (loss) from continuing operations	(10,710)	(1,607)
Interest expense	(16,073)	(16,511)
Gain on extinguishment of debt	-	9,446
Interest income	11	2

Income (loss) from continuing operations before provision
(benefit) for income taxes	(26,772)	(8,670)
Provision (benefit) for income taxes	8,211	(2,592)

Income (loss) from continuing operations	(34,983)	(6,078)
Discontinued operations:
Loss from discontinued operations .	(9,674)	(25,530)

Net income (loss)	(44,657)	(31,608)
Preferred stock dividend accrued	4,626	4,130

Net income (loss) applicable to common stockholders	$(49,283)	$(35,738)

See notes to consolidated financial statements

SYRATECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
(in thousands, except for share data)

	Common Stock		Cumulative Redeemable Preferred Stock			Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Deficit	Income / (Loss)	Total
Balance, January 1, 2003	3,784,018	$ 38	18,000	$ 34,419	$(58,392)	$ (125)	$(24,060)
Accrued preferred stock dividend				4,130	(4,130)		-
Comprehensive loss:
Translation adjustment						(188)	(188)
Minimum pension adjustment						44	44
Net loss					(31,608)		(31,608)

Total comprehensive loss							(31,752)

Balance, December 31, 2003	3,784,018	38	18,000	38,549	(94,130)	(269)	(55,812)
Accrued preferred stock dividend				4,626	(4,626)		-
Net loss					(44,657		(44,657)

Total comprehensive loss							(44,657)

Balance, December 31, 2004	3,784,018	$ 38	18,000	$ 43,175	$(143,413)	$ (269)	$(100,469)

See notes to consolidated financial statements

SYRATECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$(44,657)	$(31,608)
Less net loss from discontinued operations	9,674	25,530

Income (loss) from continuing operations	(34,983)	(6,078)
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	5,530	6,553
Deferred income taxes	9,631	(4,416)
Pension liability	412	(366)
Impairment of long-lived assets		586
Gain on extinguishment of debt before income taxes		(9,446)
Amortization of deferred gain and other	(1,988)	(1,673)
Changes in assets and liabilities:
Accounts receivable	7,962	1,432
Inventories	(2,231)	12,969
Prepaid expenses and other	535	(874)
Accounts payable and accrued expenses	(1,860)	(2,493)
Income taxes payable	1,090	(688)

Net cash provided by (used in) operating activities from continuing operations	(15,902)	(4,494)
Net cash provided by (used in) operating activities from discontinued operations	11,319	7,449

Net cash provided by (used in) operating activities	(4,583)	2,955

Cash flows from investing activities:
Purchases of property, plant and equipment	(5,525)	(4,266)
Net proceeds from disposal of assets	424	29,945
Other	97	794

Net cash provided by (used in) investing activities from continuing operations	(5,004)	26,473
Net cash provided by (used in) investing activities from discontinued operations		2,080

Net cash provided by (used in) investing activities	(5,004)	28,553

Cash flows from financing activities:
Change in revolving loan facilities	8,911	(15,716)
Retirement of outstanding senior notes		(15,724)
Other		(83)

Net cash provided by (used in) financing activities from continuing operations	8,911	(31,523)
Net cash provided by (used in) financing activities from discontinued operations	-	-

Net cash provided by (used in) financing activities	8,911	(31,523)

Effect of exchange rate changes on cash and equivalents	-	15

Net increase (decrease) in cash and equivalents	(676)	-
Cash and equivalents, beginning of year	1,398	1,398

Cash and equivalents, end of year	$722	$1,398

See notes to consolidated financial statements

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share data)

1. Organization and Basis of Presentation

Syratech Corporation designs, manufactures, imports and markets a diverse portfolio of tabletop, giftware and seasonal products, including: sterling silver, silver-plated and stainless steel flatware, sterling silver, silver-plated and brass hollowware, picture frames and photo albums, glassware, woodenware and ceramics, fine porcelain boxes, figurines, waterglobes, lighting and candles, clocks, Christmas ornaments, and other products for home decoration.

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown on the consolidated financial statements, during the years ended December 31, 2004 and 2003, the Company incurred net losses of $44,657 and $31,608, respectively. The Company was also in default on its existing senior notes and revolving loan facilities and filed a voluntary Chapter 11 petition with the United States Bankruptcy Court on February 16, 2005. These and other factors may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings.  In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The ability of the Company to continue as a going concern depends, among other things, on: (i) the Company’s ability to maintain adequate borrowing capacity; (ii) the Company’s ability to generate cash from operations; (iii) the duration and outcome of the recapitalization process (described in Note 2) including the securing of revolving credit facilities; and (iv) the Company’s ability to achieve profitability following a recapitalization. The Company is working to design and implement strategies to provide adequate liquidity for the Company; however, there can be no assurance as to the success of such efforts.

2. Management Plan

The Company filed its voluntary Chapter 11 petition with the United States Bankruptcy Court for the District of Massachusetts, Eastern Division (the “Court”) on February 16, 2005. In order to fund normal operations during the bankruptcy case, the Company entered into an agreement with a lender, which provided for $45 million of debtor-in-possession financing (the “DIP Facility”) during the case (Note 9).

On May 12, 2005, the Company’s prenegotiated Chapter 11 plan of reorganization (the “Plan”) was approved by the Court. The Company expects to emerge from Chapter 11 during the second calendar quarter of 2005. Subject to certain closing conditions, the Company’s current lender has also committed to provide $45 million of exit financing upon the Effective Date of the Plan.

The Plan is the result of pre-petition negotiations between the Company and the Noteholders’ Committee. The Plan provides for the continued operations of the Company after the confirmation of the Plan, with essentially the current operational structure but with a new capital structure. To achieve the new capital structure, the Plan effectively provides for (a) new senior secured financing that will be used, among other things, to pay off in full the debtor-in-possession financing (as defined below), (b) holders of trade debt and employee-related unsecured debt to be paid in full the allowed amounts of their claims as they would otherwise become due in the ordinary course of business, and holders of other general unsecured claims to be paid in full the allowed amount of their claims on the Effective Date (as defined in the Plan) of the Plan, (c) holders of Senior Notes (as defined in the Plan) and certain other non-trade

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

unsecured debt to share pro rata, in a pool consisting of $55 million in New Senior Notes (as defined in the Plan) to be issued by the Company and approximately 90% of the common equity of the Company, subject to dilution as described in the Plan, (d) holders of the outstanding preferred equity interests will receive a pro rata share of warrants for 2.5% of the Company’s common stock, exercisable when the Company’s equity value, assuming conversion of the New Senior Notes, exceeds $140 million (the “New Warrants A”), (e) holders of the Company’s outstanding common equity interests will receive a pro rata share of warrants for 2.5% of the Company’s common stock, exercisable when the Company’s equity value, assuming conversion of the New Senior Notes, exceeds $155 million (the “New Warrants B”), and (f) approximately 10% of the common stock of the Company will be reserved for a management incentive plan. Under the management incentive plan, 25% of the stock will vest on the effective date of the Plan, 37.5% will vest over three years, and 37.5% will vest on the basis of certain performance targets.

The New Senior Notes will have a five-year term with interest payable semi-annually. The first four coupon payments, at the option of the Company, are payable at 8% annual interest if paid in cash, or 10% annual interest if paid in kind in additional New Senior Notes (“PIK”). Each one thousand dollar principal amount of New Senior Notes will be convertible into 10 shares of New Equity (as defined in the Plan). If 75% or more of the outstanding principal amount of New Senior Notes vote to convert the New Senior Notes into New Equity, then all outstanding New Senior Notes shall be automatically converted on the same terms. Conversion is not permitted during any period that the Company makes or has the option of making PIK coupon payments on the New Senior Notes, unless such conversion is agreed to by a majority of the Board of Directors of the Company (including the CEO in his capacity as a director) and 75% or more of the outstanding principal amount of the New Senior Notes. The New Senior Notes will be redeemable at any time at a price equal to 100% of the principal amount then outstanding plus any accrued and unpaid interest. The New Senior Notes will be redeemable in part, at any time, in an initial increment of no less than $10 million principal amount in any calendar year, with additional increments of $2.5 million allowed during such calendar year. The New Senior Notes subject to redemption must be redeemed ratably from all holders. The New Senior Notes shall receive liens in all assets and property of the Company, junior only to the liens granted to secure the indebtedness under or provided for in the Company’s exit financing.

Holders of the Company’s current preferred stock and common stock will have their interests cancelled under the Plan, and receive their pro rata interests in the New Warrants A or the New Warrants B, as described above.

Under the Plan, the Company will pay all creditors other than the holders of Senior Notes and certain other non-trade unsecured debt the full allowed amount of their claims when due.

The Company’s liquidity depends on cash provided by operating activities and the DIP Facility. The ability of the Company to continue as a going concern depends, among other things, on: (i) the Company’s ability to maintain adequate borrowing capacity; (ii) the Company’s ability to generate cash from operations; (iii) the duration and outcome of the recapitalization process including the securing of revolving credit facilities; and (iv) the Company’s ability to achieve profitability following a recapitalization. The Company is working to design and implement strategies to provide adequate liquidity. However, there can be no assurance as to the success of such efforts. If the Company is unable to implement these strategies there may not be adequate liquidity to sustain operations.

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

3. Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of Syratech Corporation and its subsidiaries (the “Company”). Its subsidiaries include: Wallace International de P.R., Inc., CHI International, Inc., and its foreign subsidiary Syratech (H.K.) Ltd. (“Syratech H.K.”). All intercompany balances and transactions have been eliminated.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates include income taxes, long lived asset impairment, reserves for potentially obsolete and slow moving inventory, and reserves for potential bad debts and sales returns.

Revenue Recognition

Revenue is recognized when significant risks and rewards of ownership are transferred to the buyer, costs can be measured reliably and receipt of the future economic benefits is probable, which is typically when goods are shipped to customers. Additionally, the Company records an allowance for estimated returns, in compliance with Statement of Financial Accounting Standard (“SFAS”) No. 48, “Revenue Recognition When Right of Return Exists.” The Company provides allowances for estimated doubtful accounts and sales returns based on historical experience and evaluation of specific accounts. Such allowances related to continuing operations were comprised of the following:

	December 31,
	2004	2003
Sales returns and allowances	$5,892	$7,366
Doubtful accounts	652	689

	$6,544	$8,055

Sales Incentive Programs

The Company records incentive rebates provided to certain retailers as a reduction of net sales.

Shipping and Handling Revenues and Expenses

Shipping and handling costs are accounted for in accordance with the FASB’s Emerging Issues Task Force (“EITF”) Issue 00-10, “Accounting for Shipping and Handling Fees and Costs.” Amounts billed to customers for shipping and handling are recorded in net sales and the related costs are included in cost of sales.

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company manages its cash credit risk by maintaining cash and cash equivalents with financial institutions that it believes are financially sound. In regards to accounts receivable, the Company performs ongoing credit evaluations of its customers. The Company sells its products to a multitude of customers in numerous geographical locations.

Customers

Substantially all customers are retailers. Customers in one geographic area do not constitute a significant portion of sales. Sales to one customer did not represent more than 10% of consolidated net sales from continuing operations in 2004 or 2003. At December 31, 2004 and 2003, no one customer represented more than 10 % of net accounts receivable of continuing operations.

Cash Equivalents

Cash equivalents consist of highly liquid investments purchased with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (“FIFO”) method.

Property, Plant and Equipment

Purchased property, plant and equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets and over the terms, if shorter, of the related leases, as follows:

Years
Building and improvements	2 to 40
Tools and dies	2 to 50
Machinery and equipment	3 to 10
Other	3 to 10

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets; primarily property, plant and equipment, when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recoverable. This review is based on the Company’s ability to recover the carrying value of the assets from expected undiscounted future cash flows. If impairment is indicated, the Company measures the loss based on the fair value of the asset using various valuation techniques. If an impairment loss exists, the amount of the loss will be recorded in the consolidated statements of operations. It is possible that future events or circumstances could cause these estimates to change.

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Other Assets

Other assets include deferred financing costs and deposits. Deferred financing costs are being amortized using the effective interest rate method over the terms of the related debt. The following table presents the balances of deferred financing costs:

	December 31,
	2004	2003
Deferred financing costs	$6,277	$9,596
Accumulated amortization	4,964	7,531

Net	$1,313	$2,065

Advertising Costs

Advertising costs are charged to operations when incurred. These costs are recorded in selling, general and administrative expenses and, for continuing operations, totaled $2,668 and $2,441 in the years ended December 31, 2004 and 2003, respectively.

Financial Instruments

The carrying values of cash and equivalents, accounts receivable, accounts payable and borrowings under revolving credit facilities approximate fair value due to the short-term nature of these instruments. At December 31, 2004, the Company had debt financing of $118,271 of 11% Senior Notes (the “Senior Notes”). The fair value of the Senior Notes (Note 9) was estimated to be $47,308 as of December 31, 2004 and $92,251 as of December 31, 2003.

Income Taxes

The Company and CHI International, Inc. file a consolidated federal income tax return. Wallace International de P.R., Inc. files a separate return in accordance with Section 936 of the Internal Revenue Code. The Company uses the liability method of accounting for income taxes. Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. The Company provides for taxes on all undistributed earnings of foreign subsidiaries.

The Company records valuation allowances against net deferred tax assets, if based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. The Company considers, among other available information, uncertainties surrounding the recoverability of deferred tax assets, scheduled reversals of deferred tax liabilities, projected future taxable income, and other matters in making this assessment.

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at year-end exchange rates and income and expense items are translated at the average rates of exchange prevailing during each year. The effects of foreign currency fluctuations on the foreign subsidiaries’ assets and liabilities have been recorded directly to other comprehensive income included as a component of stockholders’ deficit. Gains and losses on foreign currency transactions are included in the consolidated statements of operations and comprehensive income.

Environmental Costs

The Company provides for environmental remediation costs when they meet the requirements set forth in AICPA Statement of Position No. 96-1, Environmental Remediation Liabilities. The Company has a remaining accrual of $150 related to continuing operations to address environmental clean-up costs related to the decommissioning of its North Dighton MA facility. The Company does not expect that any additional costs of such compliance and clean-up will be material.

Comprehensive Loss

Comprehensive loss is comprised of net loss and foreign currency translation adjustments. Accumulated other comprehensive loss for the years ended December 31, 2004 and December 31, 2003 was $269 in both years.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151,“Inventory Costs”, an amendment of ARB No. 43, Chapter 4 “SFAS 151". SFAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS 151 will have a material effect on its financial position, results of operations or cash flows.

In December 2004, the FASB issued FASB Staff Position No. 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004. FSP 109-1 clarifies that the manufacturer’s deduction provided for under the American Jobs Creation Act of 2004 should be accounted for as a special deduction in accordance with SFAS 109 and not as a tax rate reduction. The adoption of FSP 109-1 will have no impact on the Company’s results of operations or financial position for fiscal year 2005 because the manufacturer’s deduction is not available to the Company until fiscal year 2006. The Company does not believe the adoption of FASB Staff Position No. 109-1 will have a material effect on its financial position, results of operations or cash flows.

The FASB also issued FASB Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004". The AJCA introduces a special one-time dividends received deduction on the repatriation of foreign earnings to a U.S. taxpayer, provided specific criteria are met. FSP 109-2 provides accounting and disclosure guidance with respect to this deduction. Until the Treasury Department or Congress provides additional clarifying guidance on key elements with respect to this deduction, the amount of foreign earnings to be repatriated by the Company, if any, cannot be determined; however, the presumption that such unremitted earnings will be repatriated cannot be overcome. FSP 109-2 grants an enterprise additional time beyond the year ended December 31, 2004, in which the AJCA was enacted, to evaluate the effects of the AJCA on its plan for reinvestment or repatriation of unremitted earnings. The Company does not believe the adoption of FASB Staff Position No. 109-2 will have a material effect on its financial position, results of operations or cash flows.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Cash Flow Information

Supplemental cash flow information is as follows:

Cash paid from continuing operations during the year for:

	2004	2003
Interest	$7,648	$15,623

Income taxes	$1,378	$1,187

4. Asset Dispositions, Impairment of Long-Lived Assets and Restructuring Costs

Asset Dispositions

On December 18, 2003, the Company sold its corporate headquarters office and distribution property in East Boston MA (“the Property”). The proceeds from the sale of the Property were $14,110, and the Company leased a portion of the property back from the buyer. A gain of $4,319 related to the sale of the Property is being recognized over the 60 month term of the lease. During the year ended December 31, 2004, $822 of the gain has been recognized, and $3,497 has been deferred to future periods, of which $2,655 is classified as a long-term deferred gain at December 31, 2004.

On January 15, 2003, the Company through an indirect wholly owned subsidiary sold its warehouse property in Mira Loma CA (“the Mira Loma Property”). Net proceeds of the sale were further reduced by the Buyer’s assumption of $9,787 of the Company’s indebtedness related to the Mira Loma Property. The Buyer leased the Mira Loma Property back to the Company. The lease agreement provides for gradual reductions in the square footage leased by the Company during its 66 month term. A gain of $6,085 related to the sale of the Mira Loma Property is being recognized over the term of the lease. At December 31, 2004 a cumulative total of $2,840 of the gain has been recognized, of which $1,168 was for 2004. The deferred gain at December 31, 2004 is $3,245 of which $2,318 is classified as long-term.

Restructuring Costs and Impairment of Long-Lived Assets

In November 2003, the Company made the decision to cease manufacturing operations and close its North Dighton MA facility. Manufacturing ceased in May 2004, as scheduled. Products formerly manufactured in North Dighton have been relocated to third party manufacturers and to the Company’s Puerto Rico manufacturing facility. The Company recorded a restructuring charge of $1,318 during the year ended December 31, 2004, of which $1,080 related to obligations under operating leases for occupancy costs, and $238 relates to employee severance costs. The operating leases extend through December 2006. It is not anticipated that the Company will be able to sublease the space due to excess space available in the area. Accrued liabilities at December 31, 2004 included a restructuring reserve of $830 as follows:

	December 31, 2003 Balance	Accrued	Costs Paid	December 31, 2004 Balance
Occupancy	$-	$1,080	$250	$830
Severance	-	238	238	-

Total	$-	$1,318	$488	$830

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

A charge of $586 was recorded in 2003 to reflect the impairment of assets and related environmental remediation costs of the North Dighton MA manufacturing facility. During 2004, the provision for the environmental remediation costs was reduced by $202 to reflect current estimates of clean-up costs related to the facility closure.

In 2003, the Company planned to reduce its Mira Loma CA warehouse space from approximately 644,000 square feet to approximately 424,000 square feet, which was completed in 2004. The Company had established an aggressive program of inventory reduction to accomplish the space reduction. As a result, the Company recorded a charge of $3,172 in 2003 to reduce inventory carrying values for anticipated losses resulting from the planned inventory reductions and its decision to close its manufacturing facility in North Dighton, MA. Previously, the Company sold these goods through its normal programs and channels. These charges were included in cost of sales.

5. Discontinued Operations

In December 2004, the Company formalized its decision to sell or liquidate its Silvestri division. Accordingly, results of Silvestri have been classified as discontinued operations in both the current and the prior period. The Company’s pre-tax loss from discontinued operations for the year ended December 31, 2004 is comprised of an impairment charge of $2,868 to reduce the assets of this division to their estimated fair value, and an operating loss of $242. On April 22, 2005, the Company sold the majority of the assets of its Silvestri division including accounts receivable, inventory, equipment and fixtures, and intellectual property. The Company received proceeds of $1,990 related to this sale at closing. The remaining inventory of the division has also been sold off through regular channels and the Company is in the process of collecting an immaterial amount of accounts receivable. The Company is obligated under a transition services agreement to provide certain reimbursable services to Silvestri for five to nine months following April 22, 2005 including systems, warehousing, order fulfillment, voice communications and office space.

Net sales and net income (loss) from discontinued operations from the sale of the Silvestri division are as follows:

	Year Ended December 31,
	2004	2003
Net sales	$20,222	$21,900

Pre-tax income (loss) from discontinued operation	$(3,110)	$1,125
Income tax expense		398

Income (loss) from discontinued operation	$(3,110)	$727

Assets and liabilities of the Silvestri discontinued operation are as follows:

	2004	2003
Current assets	$4,197	$11,699
Property plant and equipment	138	287
Other assets	46	46
Current liabilities	(867)	(1,468)

Net assets of discontinued operation	$3,514	$10,564

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

On April 12, 2004, the Company sold its subsidiary Rauch Industries, Inc. (“Rauch”). Accordingly, results of this operation have been classified as discontinued. In connection with the sale, the Company incurred a charge of $3,421 to reduce this business to fair value less costs to sell and the results for the year ended December 31, 2004, reflect a loss of $3,143 related to the operations of Rauch for the period from January 1 to April 12, 2004. In 2004, a cash payment of $3,320 was made to the buyer of Rauch in connection with the transaction. The Company incurred charges of $18,641 to reduce long-lived assets to estimated fair value and a write down of $7,530 to reduce inventory to its estimated liquidation value during the year ended December 31, 2003.

Net sales and net income (loss) from discontinued operations from the sale of Rauch Industries, Inc. are as follows:

	Year Ended December 31,
	2004	2003
Net sales	$36	$39,706

Pre-tax income (loss) from discontinued operation	$(3,143)	$(26,204)
Pre-tax loss on disposal of business segment	(3,421)
Income tax benefit	-	-

Income (loss) from discontinued operation	$(6,564)	$(26,204)

Assets and liabilities of the Rauch discontinued operation are as follows:

	2004	2003
Current assets	$-	$15,000
Current liabilities	(481)	(1,538)

Net assets (liabilities) of discontinued operation	$(481)	$13,462

The liability at December 31, 2004 is primarily related to environmental contingencies associated with Rauch’s divestiture.

On March 21, 2003, the Company sold its indirect wholly owned subsidiary, C.J. Vander Ltd. and its subsidiaries. Net sales and loss from discontinued operation of C.J. Vander Ltd. of $1,675 and $53, respectively, were recorded in the three month period ended March 31, 2003.

6. Reorganization Expenses

For the year ended December 31, 2004 reorganization expenses of $1,925 were incurred, consisting of professional fees paid in connection with negotiations with the Company’s lenders and holders of senior notes, and the exploration of financing alternatives and other alternatives available to the Company.

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

7. Inventories

Inventories by major classification are as follows:

	December 31,
	2004	2003
Raw materials	$1,737	$3,418
Work-in-process	1,491	942
Finished goods	29,611	26,248

Total	$32,839	$30,608

8. Property, Plant and Equipment

Property, plant and equipment was comprised of the following:

	December 31,
	2004	2003
Land and improvements	$15	$15
Buildings and improvements	2,066	1,394
Tools and dies	17,858	18,490
Machinery and equipment	23,711	24,209
Other	3,873	3,789
Construction in progress	4,339	1,972

Total	51,862	49,869
Less accumulated depreciation	(40,374)	(38,678)

Net	$11,488	$11,191

Capitalized interest is not material to the Company’s consolidated financial statements in any year presented. Commitments for the purchase of property, plant and equipment are not material to the Company’s consolidated financial statements at December 31, 2004.

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

9. Financial Restructuring, Notes Payable and Revolving Loan Facilities

Notes Payable

At December 31, 2004, the Company had debt financing with third parties of $118,271 of 11% Senior Notes which are due April 15, 2007 (the “Senior Notes”) and require interest payments to be made semi-annually on April 15 and October 15. The Senior Notes are general unsecured obligations of the Company and rank pari passu in right of payment with all current and future unsubordinated indebtedness of the Company, including borrowings under its Amended and Restated Loan and Security Agreement dated as of March 26, 2004 (the “Credit Agreement”). However, all borrowings under the Credit Agreement are secured by a first priority lien on the accounts receivable and inventory of the Company but not of its Puerto Rico subsidiary and not of its foreign subsidiary. Consequently, the obligations of the Company under the Senior Notes were effectively subordinated to its obligations under its Credit Agreement to the extent of such assets. The Company’s ability to pay dividends was restricted by terms of the Credit Agreement and the Senior Notes. The Senior Notes also include financial covenants, which were less restrictive than the covenants contained in the Credit Agreement.

On October 15, 2004, the Company was required to make a semi-annual payment of interest to the holders of the Senior Notes, in the approximate amount of $6,505 (the “Interest Payment”). At a meeting on October 14, 2004, the Company’s Board of Directors determined, after considering, among other things, the Company’s year-to-date performance and the declining liquidity under the Company’s credit facility, that the Company would not make the Interest Payment and would discontinue future interest payments to holders of Senior Notes. Pursuant to the indenture for the Senior Notes, the non-payment of the Interest Payment became an Event of Default on November 15, 2004 (the “Payment Default”). Under the terms of the indenture, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes, may declare all the Senior Notes to be due and payable immediately. The Company has received no notification to this effect. Accordingly, as of December 31, 2004, the entire balance of the Senior Notes has been classified as a current liability. Cross default provisions existed between the Senior Notes and the Credit Agreement. As discussed below, on February 18, 2005, the Senior Notes became effectively subordinated to a new debtor in possession credit agreement which replaced the Credit Agreement.

The Company made no purchases of Senior Notes during the year ended December 31, 2004. During the year ended December 31, 2003 the Company purchased $25,675 of its outstanding Senior Notes on the open market, resulting in a pre tax gain of approximately $9,446.

Revolving Credit Facility

The Company had a Revolving Credit Facility (the “Facility”) under the Credit Agreement dated as of March 26, 2004 (amended effective as of October 15, 2004, November 15, 2004, December 23, 2004 and January 31, 2005). On October 15, 2004, the Company entered into an Amendment, Acknowledgement and Limited Waiver (the “Waiver”) with the Company’s Lenders (the “Lenders”) under the Credit Agreement. Pursuant to the Waiver, the Lenders agreed to waive any default under the Credit Agreement that may have existed as of October 16, 2004 arising from the Payment Default. On November 15, 2004 the Company entered into a Forbearance Agreement and Second Amendment (the “Forbearance Agreement”) to the Credit Agreement which, among other provisions, restricted the Company from paying interest pursuant to the indenture for the Senior Notes. Under the Forbearance Agreement, as amended, the Lenders agreed, subject to certain conditions, to forbear from exercising their rights and remedies under the Credit Agreement as a result of the Payment Default until the earlier of February 21, 2005 or the date of the commencement of a case under the federal bankruptcy laws. The Forbearance Agreement, as amended, reduced the Facility from $70,000 to $35,000, reduced the advance rates on inventory and accounts receivable, reduced the maximum borrowings on inventory from $30,000 to $16,500, provided for maximum borrowings related to accounts receivable of $14,500 and required that all borrowings bear interest at the Lender’s prime rate plus 300 basis points. The Company’s minimum borrowing availability requirement was increased from $7,500 to $8,775 during the period of forbearance. The Company paid fees aggregating $275 for the above noted amendments during 2004 and an additional $100 for the amendment dated January 31, 2005.

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

At December 31, 2004, there was $15,958 outstanding under the Facility. Availability under the Facility, net of outstanding letters of credit and minimum availability requirements, was approximately $6,008 at December 31, 2004. The weighted average interest rate on borrowings outstanding under the Facility was 7.8% for the year ended December 31, 2004.

The Company repaid all borrowings under the Facility and a $400 prepayment fee on February 21, 2005 following the filing of its voluntary Chapter 11 petition on February 16, 2005 and the closing of its debtor in possession financing on February 18, 2005 (the “DIP Facility”). The DIP Facility is secured by substantially all of the assets of the Company and its subsidiaries, and by a pledge of 100% of the outstanding common stock of its domestic subsidiaries and not more than 66% of the stock of its foreign subsidiary. The DIP Facility provides for maximum borrowings of $45,000 and includes a provision for up to $8,000 of borrowings (“Overadvances”) in addition to the amounts allowed by the lender’s advance rates on eligible accounts receivable and inventory. Borrowings under the DIP Facility bear interest, at the Company’s option, at the lender’s Prime Rate plus 100 basis points or the LIBOR rate plus 365 basis points, except Overadvances which bear interest at the Prime Rate plus 425 basis points or the LIBOR rate plus 690 basis points. The term of the DIP Facility expires on the earlier of February 18, 2006 or the effective date of a plan of reorganization under Chapter 11 of the bankruptcy laws. The DIP Facility contains customary covenants of the Company and subsidiary borrowers, including but not limited to minimum levels of earnings before interest, income taxes, depreciation, amortization, non-recurring charges and restructuring costs, as defined, (“EBITDAR”), maximum fixed charges as defined, and minimum cash collections of accounts receivable. The Company is also required to maintain minimum borrowing availability of $2,500 at all times and adhere to budgets presented to the lender on a monthly basis. The Company paid fees to the lender totaling $943 related to obtaining the DIP facility in February 2005.

The Company is in the process of negotiating financing with its current lenders (an “Exit Facility”) for the period following the effective date of the Plan in connection with the planned financial restructuring of its Senior Notes. Subsequent to December 31, 2004, the Company paid non-refundable fee deposits totaling $159 related to the Exit Facility. While management believes that the Company will be able to negotiate successfully with its Senior Noteholders and the current lender, there can be no assurance that the Company will be successful or that the results of such negotiations will be favorable to the Company. If the Company’s negotiations are not successful, the Company may not have access to sufficient capital to fund its operations in the future.

Note Payable

In July 2004, the Company renewed its Wallace International de Puerto Rico, Inc. credit facility. The renewed facility allowed for borrowings up to $500 and expired on January 30, 2005. Its terms require that the facility be paid down to zero for one 15 consecutive day period prior to that date. Borrowings under the facility bear interest at a rate equal to the Prime Rate plus 200 basis points. The weighted average interest rate on borrowings outstanding under the credit facility was 6.5% for the year ended December 31, 2004. At December 31, 2004, $471 was outstanding under the Wallace International de Puerto Rico, Inc. credit facility, and unused availability was $29. At January 31, 2005, the outstanding loan balance of $474 at that date was not repaid, and on March 15, 2005 the Company and the lender agreed on a settlement of $237 subject to approval by the Court of the Plan. In the event the Plan is not approved, at the lender’s option, the claim of $474 may be restored and the settlement agreement declared null and void.

The Company’s liquidity depends on cash provided by operating activities and the DIP Facility. The ability of the Company to continue as a going concern depends, among other things, on: (i) the Company’s ability to maintain adequate borrowing capacity; (ii) the Company’s ability to generate cash from operations; (iii) the duration and outcome of the recapitalization process including the securing of revolving credit facilities; and (iv) the Company’s ability to achieve profitability following a recapitalization. The Company is working to design and implement strategies to provide adequate liquidity. However, there can be no assurance as to the success of such efforts. If the Company is unable to implement these strategies there may not be adequate liquidity to sustain operations.

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

10. Income Taxes

The provision (benefit) for income taxes from continuing operations was comprised of the following:

	Year Ended December 31,
	2004	2003
Current:
Federal	$-	$178
State	108	378
Foreign	(1,528)	1,201

	(1,420)	1,757

Deferred:
Federal	6,441	(2,496)
State	3,163	(1,826)
Foreign	27	(27)

	9,631	(4,349)

Total provision (benefit)	$8,211	$(2,592)

The reconciliations between the Company’s effective income tax rate and the U.S. federal statutory rate from continuing operations were as follows:

	Year Ended December 31,
	2004	2003
Federal statutory rate	(35.0)%	(35.0)%
State taxes, net of federal income tax benefit .	0.2%	0.6%
Foreign income taxes (including Puerto Rico)	0.7%	5.4%
Valuation allowance	72.5%	-
Adjustment of tax reserves	(8.8)%	-
Other	1.1%	(0.9)%

Effective income tax rate	30.7%	(29.9)%

The components of loss from continuing operations before benefit for income taxes were comprised of the following:

	Year Ended December 31,
	2004	2003
Domestic	$(31,068)	$(15,767)
Foreign	4,296	7,097

Total	$(26,772)	$(8,670)

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

The tax effects of significant items comprising the Company’s net deferred tax asset (liability) are as follows:

	December 31,
	2004	2003
Accounts receivable	$2,444	$4,307
Asset impairment	1,147	9,167
Inventory	2,450	4,614
Reserves and accruals	1,995	3,361
Operating loss carryforwards	-	7,604
Other	512	579

Total	8,548	29,632
Valuation allowance	(8,548)	(13,019)

Net current deferred tax asset	$-	$16,613

Property, plant and equipment	$2,007	$(1,389)
Operating loss carryforwards	17,884	-
Capital loss carryforwards	14,931	-
Deferred compensation	1,396	699
Foreign earnings to be remitted	-	(6,292)

Net non-current deferred tax asset (liability)	36,218	(6,982)
Valuation allowance	(36,218)	-

Net deferred tax asset	$-	$9,631

As a result of its history of operating losses and uncertain future operating results, the Company determined that it was more likely than not that the Company’s net deferred tax assets would not be realized. Consequently, the Company established a full valuation allowance against its net deferred tax assets in 2004. The valuation allowance for the net deferred tax assets was increased by $31,747 to $44,766 in 2004. Upon a favorable change in the operations and financial condition of the Company that results in a determination that is more likely than not that all or a portion of the net deferred tax assets will be utilized, all or a portion of the valuation allowance provided for may be eliminated.

At December 31, 2004, the Company has available Federal and State net operating tax loss carryforwards of approximately $44,709. The Federal net operating loss carryforwards will expire between the years 2018 and 2022 and the State net operating loss carryforwards begin to expire in 2005 through 2010. The capital loss carryforward of approximately $42,662 will expire in the year 2009. The capital loss carryforward relates to the completion of the sale of the Company’s subsidiary in 2004. The Company does not expect to generate sufficient capital gains in the future with which to offset these capital losses.

The Company filed for bankruptcy protection on February 16, 2005. The Company anticipates that substantially all of our tax attributes will be utilized in order to offset the income attributable to forgiveness of indebtedness income associated with emergence from bankruptcy. In addition, the ability of the Company to use its net operating losses and capital losses may be subject to certain statutory limitations upon emergence from bankruptcy if an ownership change occurs. Internal Revenue Code Section 382 limits future use of net operating loss carryforwards and other tax attributes when an ownership change occurs.

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

In evaluating exposures associated with various tax filing positions, the Company has accrued $770 for probable tax contingencies as of December 31, 2004. Management believes that the Company’s tax contingencies have been adequately provided for in the accompanying financial statements. To the extent the Company prevails in matters for which accruals have been established or are required to pay amounts in excess of these accruals, the Company’s effective tax rate in a given financial statement period could be materially affected.

To reduce tax provisions recorded in prior years related to certain foreign tax audits which have been settled, the Company has reflected a benefit of approximately $2.4 million in the current year foreign tax provision.

In July 2003, the Company filed an application for a new tax grant with the Treasury Department of Puerto Rico, which was accepted on July 20, 2004. The Company’s grant is effective as of January 1, 2004 and provides for a flat income tax rate of 4%.

11. Commitments and Contingencies

The Company and its subsidiaries have various operating lease commitments for buildings and equipment. The lease agreements generally require the Company to pay insurance, real estate taxes, and maintenance and contain various renewal options. Future minimum rental payments for all non-cancelable operating leases for each of the next five years and thereafter are as follows:

2005	$4,160
2006	3,494
2007	2,797
2008	1,950
2009	206
Subsequent to 2009	49

Rent expense for operating leases related to continuing operations was approximately $4,769 and $4,947 in 2004 and 2003, respectively.

On April 16, 2003, the Company entered into a licensing agreement with V.E.W. LTD to produce a line of branded sterling silver, silver plated and stainless steel flatware and sterling silver giftware in association with designer Vera Wang. Under the agreement, the Company is committed to minimum guaranteed royalties and advertising expenditures through December 2008 as follows:

2005	$1,350
2006	1,400
2007	1,400
2008	1,500

The Company was contingently obligated for outstanding letters of credit, trade acceptances and similar instruments aggregating $2,598 at December 31, 2004 (See Note 9).

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

12. Employee Benefit Plans

The following information is provided in accordance with the provisions of SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits."

401(K) Savings Plans

The Company has three 401(k) savings plans (the “Plans”). The Plans cover substantially all employees of its domestic and Puerto Rican subsidiaries, and are subject to certain minimum age and length of employment requirements. Under two of the Plans, the Company matched 50% of the first five hundred twenty dollars contributed by the participants to the Plan and 30% of the remaining contributions made by the participants to the Plan up to a maximum of 6% of compensation. Under the third Plan, the Company matched 35% of contributions up to 6% of compensation. The Company also has a savings plan, established in 1991, covering substantially all employees of the Company’s Hong Kong subsidiary. Under the Hong Kong plan, the Company contributed up to 10% of the participants’ compensation. The Company contributed an aggregate of $458 and $396 to all of these plans in 2004 and 2003, respectively.

Officers Employment Agreements and Retirement Plan

The Company has employment agreements with its officers. The agreements contain various terms and conditions including a provision for certain officers to receive severance up to three years of base salary upon the occurrence of certain events as defined in the agreement, and to receive a benefit of up to one year of base salary if the officer dies during the term of employment. The officers’ agreements provide for automatic annual renewal unless prior written notice is provided by the Company or the officer.

Agreements with one of the Company’s officers and two former officers provide for retirement benefit payments. Two agreements provide that the benefit payments be based upon two percent of the average total annual compensation (salary and bonus) for the three-year period preceding the executives’ retirement dates multiplied by the number of years of service. In addition, one of the agreements provides for a 100% survivor benefit for the executive’s spouse. One agreement provides for benefit payments based upon the greater of (i) $75 or (ii) one-half of one percent of the average total annual compensation (salary and bonus) for the three-year period preceding the executives’ retirement dates multiplied by the number of years of service.

Pension expense is determined using assumptions at the beginning of the year. Assumptions used in determining the actuarial present value of the projected benefit obligation include a discount rate of 6.00% in 2004 and 2003, and a rate of future increases in benefit compensation of 3%.

The plan experienced a curtailment due to the substantial reduction in expected future services of active employees under the plan. As a result, the plan recognized part of the prior service cost.

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Components of net periodic benefit costs:

	2004	2003
Service costs for benefits earned	$88	$70
Interest cost benefit obligation	155	190
Amortization of prior service costs	38	38
Curtailment loss	279

Net periodic pension cost	$560	$298

Change in projected benefit obligation:

	2004	2003
Benefit obligation at beginning of year	$2,659	$3,066
Service cost	88	70
Interest cost	155	190
Actuarial loss (gain)	61	(556)
Payments	(148)	(111)

Benefit obligation at end of year	$2,815	$2,659

Funded status as of December 31, 2004 and 2003:

	2004	2003
Funded status	$2,815	$2,659
Unrecognized prior service cost	(213)	(530)
Unrecognized gain (loss)	118	119

Net amount recognized	$2,720	$2,248

Amounts recognized in the Consolidated Balance Sheets consist of:

	2004	2003
Accrued benefit liability	$2,720	$2,248

The Company expects to pay retirement benefits in each year from 2005 through 2014 as follows:

2005	$145
2006	140
2007	134
2008	127
2009	121
2010-2014	494

Total	$1,161

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

13. Stockholders’ Deficit

Preferred Stock

The liquidation preference of the Cumulative Redeemable Preferred Stock is $1,000 per share plus accrued but unpaid dividends. Holders of the Cumulative Redeemable Preferred Stock are entitled, subject to the rights of creditors, in the event of any voluntary or involuntary liquidation of the Company, to an amount in cash equal to $1,000 for each share outstanding plus all accrued and unpaid dividends. The rights of holders of the Cumulative Redeemable Preferred Stock upon liquidation of the Company rank prior to those of the holders of Common Stock.

Dividends on shares of Cumulative Redeemable Preferred Stock are cumulative from the date of issue and are payable when and as declared from time to time by the Board of Directors of the Company. Such dividends accrue on a daily basis (whether or not declared) from the original date of issue at an annual rate per share equal to 12% of the original purchase price per share, with such amount to be compounded annually on each December 31 so that if the dividend is not paid for any year the unpaid amount will be added to the original purchase price of the Cumulative Redeemable Preferred Stock for the purpose of calculating succeeding years’ dividends. At December 31, 2004, $25,175 was accrued. Under the Plan, the outstanding preferred equity interest will be cancelled and current holders of the outstanding preferred equity interests will receive a pro rata share of warrants for 2.5% of the Company’s common stock, exercisable when the Company’s equity value, assuming conversion of the New Senior Notes, exceeds $140 million (the “New Warrants A”) (Note 2).

The Cumulative Redeemable Preferred Stock is redeemable at any time at the option of the Company, in whole or in part, at $1,000 per share plus all accumulated and unpaid dividends, if any, to the date of redemption. Subject to the Company’s existing debt agreements, the Company must redeem all outstanding Cumulative Redeemable Preferred Stock in the event of a public offering of equity, a change of control or certain sales of assets.

14. Related-Party Transactions

In connection with the 1997 merger between the Company and THL Transaction I Corp, a Delaware corporation, controlled by affiliates of Thomas H. Lee Partners, L.P. (“THL”), the Company entered into a Management Agreement with THL. The Company paid and expensed $450 in 2004 and 2003 under this arrangement. THL and affiliates own 59.9% of the outstanding common stock and 89.9% of the preferred stock of the Company.

The Company recorded a charge of $290 in December 2004 related to the severance of an officer which was recorded in selling, general and administrative expenses and was unpaid as of December 31, 2004.

A to Z Event Sales (“A to Z”) purchased from the Company merchandise in the amount of approximately $15 and $56 for the years ended December 31, 2004 and 2003, respectively, at terms and prices consistent with those offered to comparable customers. Robert Meers, President, Chief Executive Officer and a Director of the Company has been a director of A to Z since 2003 and indirectly owns 26.7% of A to Z. Michael Meers, Vice President of Operations of A to Z, is the son of Robert Meers.

SYRATECH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (CONTINUED)

Effective October 22, 2003, Leonard Florence resigned as Chairman of the Company’s Board of Directors. Mr. Florence, who founded the Company in 1986 and is also a 9.6% shareholder, stepped down as Chief Executive Officer on March 11, 2002. Under the terms of an agreement related to the resignation (i) Mr. Florence resigned as an officer and director of the Company and its subsidiaries and was released from his obligation to provide advisory services to the Company; (ii) the Company paid Mr. Florence $750, and also $25 of his legal expense, and is obligated to pay Mr. Florence an additional $200 in January 2005; (iii) the Company was relieved of its obligation to provide medical benefits after January 22, 2004 and (iv) the Company agreed to reimburse certain secretarial and office costs through April 16, 2005. The charges for these amounts aggregating $1,215 are included in selling, general and administrative expenses in the 2003 consolidated statement of operations.

15. Litigation

The Company has been named as a defendant in certain legal actions arising from its normal business activities. The Company carries insurance against liability for certain types of risks. Although the amount of liability that could result from any litigation cannot be predicted, in the opinion of management, the Company’s potential liability for all known claims would not have a material adverse effect on the consolidated financial position or results of operations of the Company.